Time Inc.
Time Inc.
Time & Life Building
1271 Avenue of the Americas New York, NY 10020-1393
212-522-1212
September 13, 2016
Richard Battista
95 Apple Tree Lane
New Canaan, CT 06840

Dear Rich:
You and Time Inc. (the "Company") are parties to an employment agreement dated March 5, 2015 (the "Prior Agreement"). In connection with your appointment as our President and Chief Executive Officer, this agreement supersedes such Prior Agreement and will serve to confirm our discussions concerning the terms and conditions of your employment with the Company, and from and after the date hereof, will constitute our agreement ("Agreement"):
1.Term of Employment. Except for earlier termination as provided in Section 5 hereof, the term of employment under this Agreement ("Term of Employment") will commence on September 13, 2016 ("Effective Date") and will continue thereafter until September 30, 2019. Your employment with the Company upon the expiration of this Agreement shall be at-will if no new or amended employment agreement is in place between the parties at that time.
2.Employment. During the Term of Employment, the Company will employ you as President and Chief Executive Officer of the Company. You shall report directly to the Board of Directors (the "Board") of the Company and you will be the most senior operating executive of the Company. You shall have the authority, functions, duties, powers and responsibilities normally associated with such position as well as such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time consistent with your position as Chief Executive Officer of the Company. You will devote substantially all of your business time, attention, skill and efforts to the performance of your duties hereunder and will faithfully and diligently serve the Company. You may manage your passive investments and be involved in charitable, religious, and civic interests so long as they do not materially interfere with the performance of your duties hereunder, and so long as they do not otherwise violate the written policies of the Company. In performing your duties hereunder, you will comply with all written policies and procedures of the Company. Without your prior written consent, your principal place of business shall not be more than 50 miles from Manhattan, New York.
3.Compensation and Other Remuneration.
3.1    Base Salary. During the Term of Employment, the Company will pay to you a base salary at the rate of not less than $1,200,000 per annum (the "Base Salary"), which the Company may increase, but not decrease. The increase in such rate of base salary effected by this Agreement shall take effect at the Effective Date. Base Salary will be paid in accordance with the customary payroll practices of the Company and shall be subject to payroll deductions and required withholdings.
3.2    Bonuses and Long Term Incentives.
(a)For each year during the Term of Employment, you shall be eligible to participate in the Company's annual incentive plan ("AIP") to the extent you are eligible to participate in accordance with the terms of such plan. Your bonus target is 150% of Base Salary earned in the applicable bonus year. Notwithstanding the foregoing, in respect of your 2016 services, your annual bonus with respect to your services performed and base salary payable prior to the Effective Date shall be determined by applying the target bonus percentage specified in the Prior Agreement to such base salary, and with respect to your services performed and base salary payable in 2016 on and after the Effective Date applying the target bonus percentage specified herein to the base salary payable from and after the Effective Date.
(b)Each year, the Company and the Compensation Committee of the Board ("Compensation Committee") will determine, in their sole discretion, whether to grant long term incentive awards. For each year during the Term of Employment, you shall be eligible to receive long-term incentive awards with an annual long term incentive target value is $3,000,000 (which shall be applied based on the same valuation method used by the Company for awards to its senior executives, as the same may be effect from time to time) at the same time as annual awards are made to other senior executives of the Company. Consistent with generally applicable practices, actual grants will be determined by the Compensation Committee based on this target, subject to adjustment to reflect your performance and that of the Company, including its share price, and such other factors as the Compensation Committee shall deem pertinent. Long term incentive compensation awards (i) in respect of your 2017 long-term incentive award opportunity will be made 50% in performance share units, with the remainder of the grant value in respect of 2017 divided approximately equally between stock options and restricted stock unit awards and subject only to time vesting (the "2017 Time Vested Awards"), and (ii) awards in respect of subsequent years during the Term of Employment shall be made between 50% and 66.7% in performance share units, as determined by the Compensation Committee, with the remainder of the grant value in respect of any such year divided approximately equally between stock options and restricted stock unit awards that are subject only to time vesting. All grants are subject to the approval of the Compensation Committee in its discretion.
(c)Immediately following the execution of this Agreement, you shall be awarded (i) options in respect of 400,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the stock on the date of grant, and (ii) that number of restricted stock units having a value at the date of grant of $1,500,000. One half of the options and restricted stock units subject to the grant made hereby shall constitute a one-time special equity award made in connection with your promotion (the "2016 Special Grant") and the other half shall be treated as an accelerated grant of the 2017 Time Vested Awards (the "Accelerated 2017 Grant"). Except as specified below, the terms and conditions of the 2016 Special Grant and the Accelerated 2017 Grant will be generally consistent with the terms and conditions applicable to the Company’s grants of similar types of awards made to executive officers in respect of 2016 annual awards, except that it is agreed that the 2016 Special Grant and the Accelerated 2017 Grant shall be subject only to time (and not performance) vesting.
(d)Promptly following the execution of this Agreement, you shall be awarded an additional outperformance plan ("OPP") opportunity with a projected value, based on the methodology applied generally in the granting of such of awards, of $3,000,000 (the "Incremental OPP Opportunity"). Except as provided below, the terms and conditions of the Incremental OPP Opportunity will be generally consistent with the terms and conditions applicable to the Company’s grants of similar types of awards to executive officers in 2016.
(e)Notwithstanding the provisions of Section 3(c) or 3(d), vesting of the 2016 Special Grant and the Accelerated 2017 Grant will accelerate in full, and vesting of the Incremental OPP Opportunity will accelerate to the extent that the stock price performance hurdles are achieved, in each case, upon the occurrence of a change in control (a "Change in Control") as defined under the Company’s 2016 Omnibus Incentive Plan.
(f)Notwithstanding the provisions of Section 3(c) or 3(d), in the event that your employment is terminated by the Company without Cause or by you for Good Reason, as each term is defined in Section 5 below (either such termination, a "Qualifying Termination"), you will be permitted to vest in the 2016 Special Grant, the 2017 Accelerated Grant and any other equity award granted to you after the Effective Date to the same extent, and at the same time, as you would otherwise have become vested in any such award had your employment continued for the 24-month period following your termination of employment (subject, in the case of any award the vesting of which is subject to the satisfaction of any performance objectives, the satisfaction of the applicable performance objectives). If you incur a Qualifying Termination prior to the conclusion of the applicable measurement date of the Incremental OPP Opportunity, you will become vested in the Incremental OPP Opportunity to the same extent as though you were employed at such measurement date.
4.Benefits. You will be eligible to participate in the employee benefit plans, programs and policies of the Company, whether now existing or established hereafter, to the extent that you are eligible under the general provisions thereof as in effect from time to time.
5.Termination.
5.1    Termination for Cause.
(a)    The Company may terminate your employment during the Term of Employment and all of the Company's obligations hereunder, other than its obligations set forth below in this Section 5.1 at any time for "Cause." "Cause" shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a Limited Vicarious Liability (as defined below), (b) willful failure or refusal without proper cause to perform any of your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) misappropriation, embezzlement or reckless or willful destruction of Company property, (d) breach of any statutory or common law duty of loyalty to the Company other than an unintentional breach that would not reasonably be expected to have any significant affect on the financial condition, operation or reputation of the Company or any of its affiliates, (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) material breach of any of the covenants provided for in Section 6 hereof. Any termination by the Company for Cause shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if such termination is because of (i) your willful failure or refusal without proper cause to perform your material duties with the Company or (ii) a breach of any statutory or common law duty of loyalty to the Company or a material breach of any of the covenants provided for in Section 6, and you cure such failure or refusal or such breach, if such action is reasonably susceptible of cure, promptly and in any event not more than thirty (30) days following the date of such notice, the termination effected by such notice shall not be effective. To the extent you have the opportunity to cure a failure, refusal or breach in accordance with the immediately preceding sentence, the Company may, in its discretion, simultaneously with or following the delivery of such termination notice place you on an administrative leave for up to thirty (30) days, without pay, and during which it may suspend your duties and responsibilities hereunder. Notwithstanding anything else in this Agreement to the contrary, any action related to such administrative leave shall not be deemed to be a breach or violation of any of the Company’s duties to you under this Agreement and shall not constitute Good Reason for you terminate your employment, so long as it fully reinstates you and promptly pays any missed compensation payments, should you effect a cure thereof that results in such termination for Cause not being effective. For purposes of this definition of Cause, no act, or failure to act, on your part shall be considered "willful" or "intentional" unless done, or omitted to be done, by you not in good faith and without reasonable belief that such action or omission was opposed to the best interest of the Company. The term "Limited Vicarious Liability" shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (1) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability, or (2) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts.
(b)    In the event of the termination of your employment by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligations to you other than to: (i) pay Base Salary and unused vacation accrued in accordance with Company policy through the effective date of termination, (ii) pay unreimbursed business expenses incurred before the effective date of your termination of employment in accordance with Company policy; and (iii) comply with obligations owed under the Company's benefit plans in accordance with their terms as in effect as of the effective date of termination ((i) through (iii) collectively, the "Termination Entitlement")).
5.2    Termination Due to Death. This Agreement shall terminate upon your death and the Company shall not have any further obligations hereunder, except that your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, the Termination Entitlement.
5.3    Termination Due to Disability. If during the Term of Employment you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing the material functions of your position for periods aggregating six (6) months in any twelve (12) month period, the Company will be entitled to terminate the Term of Employment upon written notice to you given at any time thereafter during which you are still disabled. You will thereafter be entitled to receive, in addition to the Termination Entitlement (subject to the requirements of Section 5.9) for the greater of the remainder of the original Term of Employment or twelve (12) months, bi-weekly payments made in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings at an annualized rate equal to the sum of your Base Salary and "Average Annual Bonus" (as defined below), but reduced on a monthly basis by an amount equal to the disability payments received for such month by you from Workers' Compensation, Social Security and disability insurance policies maintained by the Company or its affiliate: provided. however, that all payments under this Section 5.3 shall cease upon the earlier of: (i) your commencing substantially full-time employment, or (ii) you ceasing to be eligible for long-term disability benefits under the Company's or an affiliate's long-term disability plan or becoming eligible only for partial benefits of less than fifty percent (50%) under such plan. Upon the termination of payments made pursuant to this Section 5.3, your disability payments, if any, will be determined in accordance with the Company's long-term disability program then in effect, and no further payments will be made pursuant to the terms of this Agreement. All payments made under this Section 5.3 after the date of termination of employment are intended to be disability payments, regardless of the manner in which they are computed. For all purposes of this Agreement, "Average Annual Bonus" shall be defined as an amount equal to the average of the two (2) highest Bonus amounts received by you before the effective date of your termination (excluding any special, spot or long term incentive plan bonuses) for the most recent three (3) completed Bonus plan years at the Company; provided, that, if your employment terminates prior to the payment of your annual bonus for your services in 2018 (which will be payable on or before March 15, 2019), then in any instance where you would be entitled to receive an amount equal to or based upon the Average Annual Bonus, you shall receive $1,800,000 in lieu of such Average Annual Bonus.
5.4    Other Termination by the Company.
(a)    The Company may terminate your employment during the Term of Employment, other than a termination under Sections 5.1, 5.2. or 5.3, at any time upon written notice to you. In the event that your employment is so terminated, in addition to the Termination Entitlement, you will receive (subject to the requirements of Section 5.9), for the duration of the Severance Period (defined in Section 5.4(b) below), bi-weekly payments made in substantially equal installments in accordance with the customary payroll practices of the Company, and subject to payroll deductions and required withholdings, at an annualized rate equal to the sum of your then Base Salary and Average Annual Bonus; provided however, that:
(i)if you die during the Severance Period. your payments pursuant to this Section 5.4(a) shall cease, and your estate will be entitled to receive, in addition to any regular life insurance benefits paid by the Company, any payments due pursuant to this Section 5.4(a) through the date of your death;
(ii)if you accept benefits-eligible employment with any other corporation, partnership. trust, government or other entity during the Severance Period (notice of such employment to be provided to the Company within ten (10) business days) or otherwise notify the Company in writing of your intention to terminate your benefits during the Severance Period, then you will continue to receive all payments pursuant to this Section 5.4(a). but shall cease to receive any applicable post-termination benefits described in Section 5.4(c) below, effective upon the commencement of such employment or the effective date of such termination as specified by you in your notice of intention to terminate benefits;
(iii)in the event that you suffer a Qualifying Termination within 12 months following a Change in Control, the severance benefits payable under your employment agreement will be payable to you in a single lump sum within 70 days of the date of such termination of employment; and
(iv)if you accept employment with the Company or an affiliated entity during the Severance Period, your payments pursuant to this Section 5.4(a) shall cease effective the first date of employment with such related or affiliated entity.
(b)    The "Severance Period" shall be 24 months.
(c)    During the Severance Period, unless prohibited by law, (i) you will continue to be eligible to participate in the Company's life insurance plans on the same terms and conditions as regular full-time employees and (ii) the Company will either pay your cost of COBRA coverage or reimburse you for such COBRA coverage for you and your eligible dependents in respect of any period that you are eligible to elect such coverage by reason of such Qualifying Termination. During the Severance Period, you will not be entitled to any additional awards or grants under any equity plan or other long-term incentive plan or to continue elective deferrals in or accrue additional benefits under the Company's 401(k) plan or any other qualified or nonqualified retirement programs maintained by the Company.
(d)    If the Company terminates your employment during the Term of Employment pursuant to this Section 5.4, provided that you have participated in the AIP for at least six months of the applicable fiscal year, you will receive an additional severance payment in lieu of an AIP bonus payment in the amount of what you would have earned under the AIP if your employment had not terminated, calculated using a prorated target based on the number of days you were employed during the plan year, a strategic rating of 100% and actual Company/Division financial performance. This severance payment will be paid at the same time AIP bonus payments for the applicable plan year are made to active employees.
(e)In the event that the Company terminates the Term of Employment pursuant to this Section 5.4 or you terminate your employment for Good Reason under Section 5.5, you shall not be required to take actions in order to mitigate your damages hereunder and the Company shall have no right to offset against any amounts that you are entitled to receive under this Agreement any amounts that you earn or receive after the termination of your employment. Any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as liquidated damages hereunder.
(f)If the Company does not offer to renew this Agreement upon expiration of the Term of Employment, and your employment is subsequently terminated by the Company for a reason other than Cause or by you for Good Reason (as described in Section 5.5 below), such termination will be treated as a termination pursuant to Section 5.4 of this Agreement, except that the "Severance Period" shall be 12 months, and you will be subject to the requirements of Sections 5.9 and 6.
5.5    Termination Due to Good Reason. You will have the right, exercisable by written notice to the Company, to terminate your employment for Good Reason effective thirty (30) days after the giving of notice that an event, occurrence or breach constituting Good Reason shall have occurred. Good Reason shall exist if the Company, during the Term of Employment, shall without your prior written consent (i) reduce your base salary or your target bonus opportunity; (ii) remove you from the position of President or Chief Executive Officer, (iii) materially reduce your duties, responsibilities and authorities from those that are in effect on the Effective Date; (iv) move the Company’s headquarters more than 50 miles outside of Manhattan; (v) fail, during the Term of Employment, to have nominated you for re-election as a member of the Board, which failure results in your ceasing to be a member of the Board, or (vi) otherwise be in material breach of its obligations hereunder; provided, however, that you shall not have Good Reason unless you provide written notice of any such event, occurrence or breach to the Company within ninety (90) days after the initial occurrence thereof; and provided further that you shall not have Good Reason to terminate your employment if within the thirty (30)-day notice period referenced above the Company shall have cured any such occurrence, event or breach. If the action giving rise to your right to terminate your employment for Good Reason has not been so cured, you may elect, subject to the requirements of Section 5.9, to terminate your employment for Good Reason, in which case such termination shall be treated as though a termination of the Term of Employment by the Company pursuant to Section 5.4 above, and you shall be entitled to the rights and benefits provided for in Section 5.4 as and when due thereunder.

5.6    Resignation or Retirement. You may terminate the Term of Employment for any reason, including, without limitation your retirement, at any time on sixty (60) days' prior written notice to the Company. If you terminate your employment for any reason other than for Good Reason, the Company's only obligation to you will be payment of the Termination Entitlement. In any instance in which you provide written notice of your termination of the Term of Employment to the Company, the Company may elect to terminate your employment immediately, in which case the Company's only obligation to you will be payment of the Termination Entitlement, treating the last day of the notice period as the date of termination solely for purposes of calculating the Termination Entitlement. In no event will the Company's early termination of your employment pursuant to the preceding sentence be considered a termination of the Term of Employment by the Company under Section 5.4 and in no event shall the Company's early termination of you pursuant to the preceding sentence require the Company to provide the Termination Entitlement for any greater period than the period beginning on the date your written notice of termination is received by the Company and ending sixty (60) days thereafter.
5.7    Effect of Qualifying Termination Upon Right in Respect of Certain Equity Awards. As provided in Section 3.2(f), in the event your employment is terminated due to a Qualifying Termination, you will be permitted to vest in the 2016 Special Grant, the 2017 Accelerated Grant and any other equity award granted after the Effective Date to the same extent, and at the same time, as you would otherwise have become vested in any such award had your employment continued for the 24-month period following your termination (but subject, in the case of any award the vesting of which is subject to the satisfaction of any performance objectives, to the satisfaction of the applicable performance objectives). If, prior to the applicable measurement date of the Incremental OPP Opportunity, your employment is terminated in a Qualifying Termination, you will become vested in the Incremental OPP Opportunity to the same extent as though you were employed at such measurement date.
5.8    Resignation from the Board. If requested by the Board, you shall resign as a member of the Board upon your termination of employment with the Company and its affiliates, regardless of the reason for such termination.
5.9     Release. In the event of a termination of the Term of Employment pursuant to any of Sections 5.3, 5.4 or 5.5 above, a condition precedent to the Company's obligation to make or continue to make the payments associated with such termination and/or to provide the continued vesting under Section 5.7 shall be your execution and delivery to the Company of a release of all claims you may have against the Company, its affiliates and their related persons arising out of or in connection with your employment or termination of employment, including but not limited to, a release of all claims of discrimination, in substantially the form attached hereto as Exhibit A (as such form may be updated in the discretion of the Company provided that it does not add any new material obligations by you without your consent). The Company will deliver such release to you at or about the time it delivers or receives the notice of termination, and you will execute and deliver such release to the Executive Vice President, Human Resources or his or her designee within twenty-one (21) days thereafter (or forty-five (45) days if required by law). Subject to any delay required in accordance with Section 10.13, the Company will begin to make any severance payments due to you pursuant to Sections 5.3. 5.4. or 5.5 above on the next administratively feasible payroll date following the termination of your employment; however, if you fail to execute and deliver such release to the Company within the 21-day period (or forty-five (45) day period if required by law), or if you revoke your consent to such release as provided therein, you will not be eligible to receive any further payments from the Company and you will be obligated to return to the Company all severance payments received pursuant to Sections 5.3, 5.4 or 5.5 within ten (10) business days after receipt of notice pursuant to Section 10.1.

5.10    No Other Payments or Benefits. In the event your employment is terminated during the Term of Employment, you shall not be entitled to any severance under the Company's general employee policies or any severance policy or plan maintained by the Company, the payment and benefits provided for in this Agreement constituting the sole source of any payments or benefits payable to you except any amounts payable to you as required by applicable law. Except as may be otherwise provided in this Agreement (including Section 5.4(c) or 5.7), your rights to benefits and payments under any benefit plan, long-term incentive plan or other plan of the Company will be determined in accordance with the then current terms and provisions of such plans and any agreements under which such benefits or payments were granted.
5.11    Forfeiture. In the event you materially breach the terms of Section 6 of this Agreement (unless you have cured any such breach that is reasonably capable of being cured within thirty (30) days after receipt by you of notice from the Company) you acknowledge and agree that you shall forfeit any remaining amounts due to you under this Section 5 other than your Termination Entitlement. The Company's rights contained in this Section 5.11 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.
6.    Protection of Confidential Information, Non-Competition, Non-Solicitation, Non-Disparagement and Cooperation.
6.1    Protection of Confidential Information and Non-Competition Covenants.
(a)    Acknowledgements. You acknowledge that your employment by the Company will bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, operational methods, technical processes, plans for future development and other business affairs and editorial matters not readily available to the public. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products are marketed throughout the world, that the Company competes in nearly all of its business activities with other organizations that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree to the requirements of this Section 6.
(b)Safeguarding of Confidential Information. You will keep secret all confidential matters of the Company, including without limitation, the terms and provisions of this Agreement and any payments or benefits you receive pursuant to this Agreement in connection with a termination of employment, and will not use for your own benefit or intentionally disclose such matters to anyone outside of the Company, either during or after the Term of Employment, except with the Company's written consent, provided that (i) you will have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder; (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; (iii) you may disclose the terms of this Agreement to your spouse or life partner, Attorney, Accountant, and/or financial advisor, provided that such persons also agree to maintain such confidentiality; and (iv) in the good faith performance of your duties, and solely to the extent reasonably necessary or appropriate to further the best interests of the Company, you may disclose confidential information in connection with the performance of your duties for the Company. The rights set forth herein are in addition to all rights the Company may have under the common law or applicable statutory laws relating to the protection of trade secrets;
(c)Return of Company Property and Information. Upon termination of your employment for any reason, or at any other time the Company may so request, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever (including information contained in computer memory or on any computer disks or other storage devices) relating to the Company's business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control and not maintain copies of any such documents on any personal computer or other storage device in your personal possession. No later than the effective date of your termination, you will also return all Company property previously in your possession, including but not limited to any Company equipment, electronic devices, keys, identification cards. and credit cards, except that you will be allowed to retain a copy of your outlook contacts or electronic rolodex:
(d)Nonsolicitation of Employees. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1. 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4 or 5.5, you will not, directly or indirectly, employ or solicit the employment of. and shall not assist, induce, cause or encourage any other person or entity to employ or solicit the employment of, any person who was an employee of the Company or any of its affiliated companies at the date of your termination or within six (6) months prior thereto other than your personal assistant; provided, however, that this Section 6.1(d) shall not preclude general print advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company or any of its subsidiaries or affiliates; and
(e)Noncompetition. (i) During the Term of Employment, and (ii) for a period of one (1) year after the effective date of your termination of employment pursuant to Sections 5.1, 5.3 or 5.6, and (iii) during the Severance Period for any termination of your employment pursuant to Sections 5.4 or 5.5; you will not, directly or indirectly, without the prior written consent of the Board render any services to any other person or entity, or own or acquire any interest of any type in any other person or business or entity (collectively, a "Competitor") which is a material competitor of the Company and which is engaged, either directly or indirectly, in the "Restricted Business", which is defined to consist of: (A) the development, marketing, distribution, fulfillment or publication of a magazine, content website or content digital platform, or (B) any other material line of business of the Company. The foregoing shall not be deemed to prohibit you from acquiring securities of any corporation which are publicly traded so long as such securities do not constitute more than one percent (1%) of the outstanding voting power of that public company.
Notwithstanding anything to the contrary herein, it shall not be a violation of this Agreement for you to own, directly or indirectly, an interest in a Competitor that engages directly in the Restricted Business if you are an investor in an investment fund that owns any amount of securities in such Competitor provided that you are not a general partner or managing member of the investment fund and you do not provide any material services to or on behalf of the investment fund relating to any of its portfolio companies that constitute a Competitor. In addition, and notwithstanding anything to the contrary herein, in the event of a termination of your employment pursuant to Sections 5.4 or 5.5, it shall not be a violation of this Agreement for you to provide services during the Severance Period, but more than six months after your date of termination, to or on behalf of a Competitor (or any affiliate thereof) so long (i) as such Competitor and its affiliates, taken as a whole, are not primarily engaged in the development, marketing, distribution, fulfillment or publication of one or more magazines (the “Magazine Business”) and (ii) your principal services do not relate to the Magazine Business.
(f) Waiver. Notwithstanding the foregoing, if your employment with the Company is terminated pursuant to Sections 5.4 or 5.5 and you are eligible to receive payments pursuant to Section 5.4(a) for a period of more than 12 months, then commencing with the 13th month of the Severance Period, you may elect, upon thirty (30) days' advance written notice to the Company, to be relieved of your obligations under Sections 6.1(d) and (e) hereof upon any such election by you. In the event you make such an election, the Company shall waive your obligations under Sections 6.1(d) and (e) for the remainder of the Severance Period, but you shall in return forfeit your right to receive any remaining amounts due to you pursuant to Section 5.4(a). Any such election shall be irrevocable by you as of the date on which the first forfeited payment would otherwise be made.
6.2    No Use of Client Information: Nonsolicitation of Company Clients or Prospective Clients. You acknowledge that the Company has a compelling business interest in preventing unfair competition stemming from the use or disclosure of confidential client information, including but not limited to the identity of clients and prospective clients ("Client Information"), in the event that. after any termination of your employment with the Company, you go to work for or become affiliated with a competitor of the Company or otherwise engage in business activities that are competitive with those of the Company. You further acknowledge that all clients serviced by you as an executive of the Company are clients of the Company and not yours personally, and that by virtue of your employment with the Company, you have gained or will gain knowledge of the identity, characteristics, and preferences of clients, and that you would inevitably have to draw on Client Information if you were to solicit or service the Company's clients or contact prospective clients on behalf of a competing business enterprise. Accordingly, you agree that for one (1) year following the termination of your employment for any reason, you will not, in connection with a business in competition with the Company, solicit the business of or service any actual or prospective client for whom you provided any services or as to whom you had access to Client Information during the course of your employment with the Company. You also agree that, during this one-year period, you will not encourage or assist any person or entity in competition with the Company to solicit or service any actual or prospective client of the Company covered by this Section 6.2, or otherwise seek to encourage or induce any such client to cease doing business with, or lessen its business with, the Company.
6.3    Non-Disparagement. You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees, including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company, Company subsidiaries or affiliates, provided, however, that nothing herein shall prevent you from exercising your rights under Section 7 of the National Labor Relations Act. Officers of the Company having the title of Executive Vice President or above will not make any disparaging statements about you to anyone not employed by the Company or its affiliates. Nothing herein shall prevent you or the Company from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
6.4    Cooperation. Following the termination of your employment under this Agreement for any reason, you agree to cooperate with the Company in providing for an orderly transition through the effective date of your termination of employment pursuant to Section 5 and thereafter, which cooperation shall include giving such assistance at reasonable times as may be reasonably requested by the Company. Such cooperation shall extend to additional matters as reasonably requested by the Company from time to time, including, without limitation legal matters about which you have knowledge by virtue of your employment with the Company. The Company will reimburse you for your reasonable time and travel expenses in connection with cooperation relating to legal matters where allowed by applicable law.
7.Ownership of Work Product. You acknowledge that during the Term of Employment, you may, in the course of your employment, conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as "Work Product"), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that, unless the Company otherwise agrees in writing, all of the foregoing shall be owned by and belong exclusively to the Company and that you will have no personal interest therein, provided that they are, in the case of Work Product, conceived or made on the Company's time or with the use of the Company's facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You will further, unless the Company otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to the Company: (ii) assign to the Company. upon request and without additional compensation, the entire rights to such Work Product and business opportunities to the extent not otherwise owned at law by the Company; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his/her inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof. In furtherance of and without limiting the foregoing, any copyrightable work created in connection with the services provided by you hereunder shall be considered "work made for hire" under the Copyright Law of 1976 and any successor thereto, and the Company shall be the owner of such work.
8.Representations.
(a)You represent and warrant that you are not a party to any agreements or understandings which would prevent your fulfillment of the terms of this Agreement or which would be violated by entering into this Agreement and performing your obligations hereunder.
(b)The Company shall have the right to use your name, biography and likeness in connection with its respective businesses and that of its subsidiaries and affiliates, but not as a direct endorsement; provided, however, that the Company shall not issue a press release concerning your acceptance of employment with the Company without your prior approval.
(c)You shall be entitled throughout the Term of Employment (and after the end of the Term of Employment, to the extent relating to service during the Term of Employment) to the benefit of the indemnification provisions contained on the date hereof in the Charter and By-laws of the Company (not including any amendments or additions after the Effective Date that limit or narrow, but including any that add to or broaden the protection afforded to you by those provisions), including without limitation the advance of expenses.
9.    Golden Parachute Provisions.
(a)    Gross-Up in Respect of a Change in Control Within Two Years of the Effective Date. If, prior to the second anniversary of the Effective Date (the "Second Anniversary Date"), there shall occur a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, in any such case, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code")

(any such change in ownership, effective control or assets hereafter called a "280G Change in Control"), and any amount or benefit paid or distributed to you pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to you by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any successor provision thereto, the Company shall pay you at the time specified below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by you with respect to such Covered Payments and the Tax Reimbursement Payment, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income and employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 9, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments. The Tax Reimbursement Payment (or portion thereof) shall be paid to you not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to you by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). In no event shall the Tax Reimbursement Payment be made later than the time specified in Treasury Regulations Section 1.409A-3(i)(1)(v).
(b)    Best Net Provision Applicable Following Second Anniversary Date. In the event that any 280G Change in Control occurs after the Second Anniversary Date, you will be subject to a "best net" provision, such that your compensation and benefits that would otherwise constitute "parachute payments" under Section 280G(b)(2) of the Code will be limited to the largest amount that can be paid to you without the imposition of any such excise tax under Section 4999 of the Code, if so doing will result in your receiving a better (i.e. higher) after tax result than if no such limitation were applied. In no event shall any excise tax gross-up payment be provided with respect to any 280G Change in Control occurring after the Second Anniversary Date. If the determination made in this Section 9(b) above results in a reduction of the payments that would otherwise be paid to you except for the application of the preceding sentence, such reduction in payments shall be first applied to reduce any cash severance payments that you would otherwise be entitled to receive hereunder, in reverse order of the date the severance payments would otherwise be received, and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting you to additional taxation under Section 409A of the Code.
(c)    Calculation Provisions. (i) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A)
such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the change in ownership or control or tax counsel selected by such Accountants that is acceptable to you (the "Accountants"), whose fees shall be paid by the Company, it is more likely than not such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) prior to the date of the change in ownership or control in excess of the "base amount", or such "parachute payments" are otherwise not subject to such Excise Tax, and

(B)	the value of any non‑cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(ii)    For purposes of determining the amount of the Tax Reimbursement Payment, you shall be deemed to pay:

(A)
Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made (determined without regard to Section 409A, unless the Accountants shall determine that any amount is also subject to the incremental tax applicable thereunder), and

(B)
any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(iii)    In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, you shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You shall have no obligation to file a claim for a refund or credit with the Internal Revenue Service or any state or local taxing authority. If you file a claim for a refund with the Internal Revenue Service or any state or local taxing authority and your claim for refund or credit is denied, you and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) after your good faith claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

10.    General.
10.1    Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given. if delivered personally or mailed first-class, postage prepaid. by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Time Inc.
225 Liberty Street
    New York, New York 10281
Attn: General Counsel
If to you, to the address set forth on the records of the Company and with a courtesy copy which shall not constitute notice, to:
Venable LLP
2049 Century Park East, Suite 2100
Los Angeles. CA 90067
Attn: Alan J. Epstein, Esq.
10.2    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.
10.3    Captions. The section headings and boldface type contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
10.4    Entire Agreement and No Other Representations. The parties expressly acknowledge, represent and agree that this Agreement (together with all exhibits and the Company's Standards of Business Conduct) is fully integrated, and contains and constitutes the complete and entire agreement and understanding of the parties with respect to the subject matters hereof and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties with respect to the subject matters hereof, including, without limitation, the Prior Agreement. The parties further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other party to enter into this Agreement, and each party specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.
10.5    Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business and assets of the Company or of the magazine, group, or division, which is employing you and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Company or of the magazine, group, or division which is employing you; whether by merger, purchase of stock or assets or otherwise, and such successor shall expressly assume such obligations.
10.6    Amendments, Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement. whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
10.7    Arbitration. The parties agree that all claims, disputes, and/or controversies arising under this Agreement and/or related to your employment hereunder (whether or not based on contract, tort or upon any federal. state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, as amended. Title VII of the Civil Rights Act of 1964, as amended, any state fair employment practices act and/or the Americans with Disabilities Act), shall be resolved exclusively through mediation/arbitration by JAMS. in the County of New York in the State of New York, in accordance with the JAMS Rules and Procedures for Mediation/Arbitration of Employment Disputes: provided, however, that in the event that the Company alleges that you are in breach of any of the provisions contained in Section 6 or 7 of this Agreement, the Company shall not be exclusively required to submit such dispute to mediation/arbitration. In such event, the Company may, at its option, seek and obtain from any court having jurisdiction, injunctive or equitable relief, in addition to pursuing at arbitration all other remedies available to it (including without limitation any claims for relief arising out of any breach of Section 6 or 7 of this Agreement). In the event that the Company chooses to bring any such suit, proceeding or action for injunctive or equitable relief in an appropriate court, you hereby waive your right, if any, to trial by jury, and hereby waive your right, if any, to interpose any counterclaim or set-off for any cause whatever and agree to arbitrate any and all such claims.
10.8    Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 6 or 7, the Company will have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event that you violate any of the provisions of Sections 6 or 7, the period of the restrictive covenants set forth in those provisions shall be extended for the period of time you remain in violation. You also agree to indemnify the Company and hold the Company harmless from any and all losses suffered by the Company as a result of any violation by you of this Agreement, and to pay the Company's reasonable attorneys' fees and other legal expenses incurred to enforce this Agreement.
10.9    Acknowledgment and Consent. You acknowledge that the restrictions contained in this Agreement, including but not limited to those contained in Sections 6 and 7, are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that the Company will suffer irreparable harm in the event of any actual or threatened breach by you. You therefore consent to the entry of a restraining order, preliminary injunction, or other court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim or monetary damages which the Company might elect to assert.
10.10    Severability. If any provision of this Agreement is held to be unenforceable by a court, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any provision of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
10.11    Standards of Business Conduct. The Company's Standards of Business Conduct is provided with this Agreement and made a part hereof. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time. You will also comply with all other written policies of the Company.
10.12    Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.
10.13    Compliance with IRC Section 409A. To the extent that payments and benefits in this Agreement are subject to Section 409A of the Code, this Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code. then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, (x) all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them in this Agreement. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code. References herein to a termination of your employment shall be deemed to refer to the date upon which you have experienced a "separation from service" within the meaning of Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 10.13; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.
10.14    No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

10.15    Survival. Sections 6, 7, 8, 9 and 10 shall survive any termination of the Term of Employment pursuant to Section 5 and any expiration of this Agreement and shall apply for the duration of employment and beyond in accordance with their terms.
10.16    Legal fees. You shall be reimbursed for your reasonable, out-of-pocket legal fees incurred in connection with the negotiation of the employment agreement and any other related agreements up to a maximum amount of $25,000 in the aggregate.
10.17    Counterparts. This Agreement may be executed in any number of counterparts all of which shall constitute one original instrument.
10.18    Interpretation. The parties to this Agreement have cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that such party was the drafter. If the foregoing correctly sets forth the understanding between you and the Company, please sign and date below and return this Agreement to the Company.
TIME INC.:                        CONFIRMED AND AGREED:
By: _Gregory Giangrande________            _Richard Battista______________
Gregory Giangrande, EVP &                Richard Battista
Chief Human Resources Officer
Dated: _9/12/2016_______________            Dated: __9/12/2016____________

EXHIBIT A

FORM OF RELEASE
This Release is made by and among                 and TIME INC. (the "Company"), 225 Liberty Street, New York, NY 10281, as of the date set forth below in connection with the Employment Agreement dated ____________, and in association with the termination of my employment with the Company.
In consideration of payments made to me by the Company and other benefits to be received by me pursuant to the Employment Agreement, I, ______________, being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as "Releasors") do hereby release and forever discharge the Company and Time Warner Inc., and each of their respective parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as "Time Inc. Entities and Persons"), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorney’s fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Time Inc. Entities and Persons or the termination of such employment, which I had or may now have against any Time Inc. Entities or Persons by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this Release. Each of the Time Inc. Entities and Persons is intended to be a third party beneficiary under this Release.
Without limiting the generality of the foregoing, this Release is intended to and shall release the Time Inc. Entities and Persons from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Time Inc. Entities and Persons arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the New York Human Rights Law, the New York Labor Law; the New York City Administrative Code, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, the New York Workers Adjustment and Retraining Notification Act and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

By virtue of this Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this Release, claims to enforce the Employment Agreement, my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan, policy or program of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under the Company group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Additionally, nothing in this Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief with respect to the claims I am waiving and releasing in this Release in connection with any charge or proceeding.
Notwithstanding anything to the contrary set forth in this Release, this Release does not alter, limit or release (i) any claim that is prohibited from being released as a matter of law, (ii) any claim for indemnification under, in accordance with or pursuant to (A) the Employment Agreement, including but not limited to Section 8(c) thereof, or (B) Company’s Charter and By-laws, as applicable or (iii) any claim for coverage, if any, under any Company liability insurance policy as an officer or director thereof.
I acknowledge that I have been given 21 days from the day I received a copy of this Release to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this Release for seven days following my signing this Release. Provided I do not revoke them, the effective date of this Release shall be the 8th day after I sign them.
I further state that I have read the foregoing document, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this ______ day of ______________________, 20__.